Exhibit (p)(3)

Code of Ethics

of Palmer Square Capital Management LLC,

Palmer Square BDC Advisor LLC, Palmer Square Europe Capital Management LLC and Palmer Square Private Credit Management LLC

(collectively referred to herein as the “Firm”)

Adopted by: Palmer Square Capital Management LLC, Palmer Square BDC Advisor LLC, Palmer Square Europe Capital Management LLC and Palmer Square Private Credit Management LLC as of December 1, 2025

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TABLE OF CONTENTS

INTRODUCTION	3
DEFINITIONS	3
PRE-CLEARANCE OF SPECIFIC PERSONAL TRANSACTIONS	6
PROHIBITION ON INSIDER TRADING	7
OTHER PROHIBITED TRANSACTION AND PRACTICES	10
REPORTING	13
OUTSIDE BUSINESS ACTIVITIES	15
CONFIDENTIALITY	16
GIFTS AND ENTERTAINMENT	16
DISCLOSURE OF BUSINESS RELATED PROCEEDINGS	17
DISCLOSURE OF CHARITABLE CONTRIBUTIONS	17
SANCTIONS	17
DUTIES OF THE CHIEF COMPLIANCE OFFICER AND APPROPRIATE DESIGNEES	18
EXHIBIT A – PRE-CLEARANCE GUIDE	21
EXHIBIT B – 10B5-1 PLAN	22
EXHIBIT C – RESTRICTIONS ON TRADING CLO TRANCHES	23

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CODE OF ETHICS

INTRODUCTION

Palmer Square Capital Management LLC, Palmer Square BDC Advisor LLC, Palmer Square Europe Capital Management LLC, and Palmer Square Private Credit Management LLC (as further defined herein and collectively, the “Firm”) has adopted this Code of Ethics (the “Code” or “Code of Ethics”) in compliance with Rule 204A-1 under the Advisers Act and, as applicable, Rule 17j-1 of the Investment Company Act of 1940, as amended (the “1940 Act”), in order to specify the standard of conduct expected of its Supervised Persons. The Firm will describe its Code of Ethics to clients in writing and, upon request, furnish clients with a copy of the Code of Ethics.

All Supervised Persons of the Firm must comply with applicable federal securities laws. It is unlawful for the Firm and any Supervised Person, by use of the mails or any means or instrumentality of interstate commerce, directly or indirectly:

•	To employ any device, scheme or artifice to defraud any client or prospective client of the Firm;

•	To make any untrue statement of a material fact to any client or prospective client of the Firm or omit to state a material fact necessary in order to make statements made to a client or prospective client of the Firm, in light of the circumstances under which they are made, not misleading;

•	To engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon any client or prospective client of the Firm; or

•	To engage in any fraudulent, deceptive or manipulative practice.

In adopting this Code, the Firm recognizes that it and its Supervised Persons owe a fiduciary duty to the Firm’s clients and must (1) at all times place the interests of Firm clients first; (2) conduct personal securities transactions in a manner consistent with this Code and avoid any abuse of a position of trust and responsibility; and (3) adhere to the fundamental standard that Supervised Persons should not take inappropriate advantage of their positions. In addition, the Firm and its Supervised Persons must comply with all applicable federal securities laws, which shall generally be explained in the Firm’s Compliance Manual. Any violations of the Code of Ethics must be promptly reported to the Firm’s Chief Compliance Officer, either directly or through an appropriate designee.

The Firm will utilize MyComplianceOffice software to help it effectively implement the policies contained in the Code.

The Firm will provide each Supervised Person with a copy of its Code of Ethics and any amendments. Supervised Persons must provide, through MyComplianceOffice, a written acknowledgment of their receipt of the Code and any amendments.

DEFINITIONS

“Access Person” means:

(i)	Any Supervised Person of the Firm:

a.	Who has access to nonpublic information regarding any clients’ purchase or sale of securities; or

b.	Who has access to nonpublic information regarding portfolio holdings of affiliated investment companies registered under the 1940 Act or business development companies (“SEC-registered funds”); or

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(ii)	Who is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic. Because the Firm’s primary business is providing investment advice, all the Firm’s directors, officers and partners are presumed to be Access Persons; and

(iii)	Such other persons as the Chief Compliance Officer, or appropriate designee, shall designate.

Due to the infrequent and unlikely event of having access to nonpublic information as described in (i)(a)-(c) above, interns, temporary workers, consultants, independent contractors, and certain employees of affiliates or particular persons designated by the Chief Compliance Officer, or appropriate designee, may not be considered to be Access Persons. Such determination will be made on a case by case basis at the discretion of the Chief Compliance Officer.

“Acquisition” or “Acquire” includes any purchase and the receipt of any gift or bequest of any security.

“Affiliate Account” means, as to any Access Person, an Account:

(i)	Of any Family Member of the Access Person;

(ii)	For which the Access Person acts as a custodian, trustee or other fiduciary;

(iii)	Of any corporation, partnership, joint venture, trust, company or other entity which is neither subject to the reporting requirements of section 13 or 15(d) of the Securities Exchange Act of 1934 (the “1934 Act”) nor registered under the 1940 Act and in which the Access Person or a Family Member has a direct or indirect Beneficial Interest; and

(iv)	Of any Access Person of the Firm.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

“Beneficial Interest” generally means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in a Security. An Access Person is presumed to have Beneficial Interest in accounts held by the following:

(i)	The Access Person;

(ii)	The spouse of the Access Person;

(iii)	A child of the Access Person or of the Access person’s spouse, provided that the child resides in the same household as or to whose financial support the Access Person materially contributes;

(iv)	Any other related individual over whose account the Access Person has control; and

(v)	Any other individual over whose account the Access Person has control and to whose financial support the Access Person materially contributes.

(vi)	An Access Person who serves as trustee of a trust for the benefit of (i) a person whose financial support the Access person does not materially contribute or (ii) an independent third party shall not be deemed to have Beneficial Interest in a Security or accounts in the name of the trust.

“Client Account” means any account for which the Firm provides services, including investment advice and investment decisions.

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“Disposition” or “Dispose” includes any sale and the making of any personal or charitable gift of Securities.

“Firm” includes Palmer Square Capital Management LLC, Palmer Square Europe Capital Management LLC, Palmer Square Private Credit Management LLC and Palmer Square BDC Advisor LLC.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933 (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of section 13 or 15(d) of the 1934 Act.

“Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to section

4(2) or section 4(6) of the 1933 Act or rule 504, 505 or 506 under the 1933 Act.

“Material, Nonpublic Information”

(i)	Information is generally deemed “material” if a reasonable investor would consider it important in deciding whether to purchase or sell a company’s securities or information that is reasonably certain to affect the market price of the company’s securities, regardless of whether the information is directly related to the company’s business.

(ii)	Information is considered “nonpublic” when it has not been effectively disseminated to the marketplace. Information found in reports filed with the Commission or appearing in publications of general circulation would be considered public information.

“Purchase or Sale of a Security” includes, among other things, transactions in options to purchase or sell a Security.

“Restricted Security” means any Security on the Firm’s Restricted Security List, and any Security restricted for specific Access Persons, and may include publicly traded companies which are clients of the Firm, or whose members of senior management are clients of the Firm, and may also include other securities which are subject to a prohibition on transactions by Access Persons.

“Restricted Security List” means the list of Restricted Securities that is maintained by the Chief Compliance Officer, or their designee.

“Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

“Supervised Person” includes:

(i)	Directors, officers and partners of the Firm (or other persons occupying a similar status or performing similar functions);

(ii)	Employees of the Firm; and

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(iii)	Any other person who provides advice on behalf of the Firm and is subject to the Firm’s supervision and control, including interns, temporary workers, consultants, independent contractors, certain employees of affiliates or particular persons designated by the Chief Compliance Officer, or appropriate designee.

PRE-CLEARANCE OF SPECIFIC PERSONAL TRANSACTIONS

Initial Public Offerings

No Access Person may acquire a Beneficial Interest through an Initial Public Offering without first obtaining pre-clearance and approval from the Chief Compliance Officer, or appropriate designee.

Individuals registered with a broker dealer, such as Foreside Fund Services LLC, and their immediate families are PROHIBITED from participating in Initial Public Offerings.

Limited Offerings

Access Person may not acquire a Beneficial Interest in a Limited Offering without first obtaining pre- clearance and approval from the Chief Compliance Officer, or appropriate designee. Limited Offerings include, but are not limited to, the private funds managed by the Firm and its affiliates and unaffiliated private funds.

(1)	Clearance of Transactions. Palmer Square Capital BDC, Inc. (the “Company”) requires that all purchases and sales of Company securities by Access Persons (and their respective immediate family members) be cleared by the Company’s Chief Compliance Officer or designee prior to placing any order related to such transactions.

(2)	Window Period. After receiving clearance from the Chief Compliance Officer of the Company or designee, Access Persons may purchase or sell Company shares only during a designated “window period.” Significantly, however, even during a “window period,” Access Persons may not engage in transactions involving Shares if such person is in possession of MNPI on the trade date.

Pre-Clearance and Approval of Other Securities

All Access Persons and their spouses must obtain pre-clearance and approval from the Chief Compliance Officer, or their designee, for transactions (including purchases, sales or exchanges) or their spouse may engage in transactions in the following types of securities, without first obtaining pre-clearance and approval from the Chief Compliance Officer, or appropriate designee:

•	Any Registered or Unregistered Fund for which the Firm acts as investment adviser or sub-adviser

•	Palmer Square Capital BDC, Inc.

•	Common Stock

•	Preferred Stock

•	Derivatives: Including Options and Futures

•	Corporate Bonds

•	Convertible Bonds

•	CLOs, CDOs, and other Non-Government Asset Backed Securities

For avoidance of doubt, pre-clearance and approval is not required for transactions involving mutual funds or ETFs, provided the Firm does not act as investment adviser or sub-adviser to the fund. For more specific information about which securities require pre-clearance and approval, please see Exhibit A.

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Types of Transactions That Do Not Require Pre-Clearance and Approval

Certain types of transactions do not require pre-clearance and approval, regardless of the security or security type. These transactions include:

•	Any transaction with respect to securities held in accounts over which an Access Person or their spouse has no direct or indirect influence or control. For example, securities transactions in an account that is managed by a third-party investment adviser on a fully discretionary basis.

•	Any transaction effected pursuant to an Automatic Investment Plan.

•	Dividend reinvestments.

•	Corporate actions or distributions generally applicable to all holders of the same class of securities.

•	Transactions involving private funds (e.g., capital call) for which the Access Person’s or their spouse’s subscription agreement was approved by the Chief Compliance Officer, or appropriate designee.

Pre-Clearance and Approval Process

Requests for pre-clearance and approval for applicable transactions should be submitted to the Chief Compliance Officer, or appropriate designee, through MyComplianceOffice. Approvals for a transaction expire within twenty-four (24) hours of the time the approval is issued. If you do not place your transaction within twenty-four (24), you will need to submit another request and receive approval through MyComplianceOffice. business days following the day the approval is granted through MyComplianceOffice.

PROHIBITION ON INSIDER TRADING

Introduction

Trading securities while in possession of Material, Nonpublic Information (“MNPI”), or improperly communicating that information to others may expose Supervised Persons and the Firm to stringent penalties. The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a certain circumstance. When in doubt, talk to a Compliance Officer about any questions or concerns you may have. You must immediately notify the Chief Compliance Officer, directly or through an appropriate designee, if you have any reason to believe that a violation of this Code has occurred or is about to occur. This notification requirement should not be interpreted to impede any person from reporting any detected or suspected unethical or fraudulent behavior directly to the Securities and Exchange Commission staff (the “Staff”) or to otherwise deprive any person of any right or protection conferred onto that person to report certain possible securities violations to the Staff under the federal securities laws.

General Policy

No Supervised Person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by the Firm), while in the possession of MNPI, nor may any Supervised Person communicate MNPI to others in violation of the law.

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1.	What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the Chief Compliance Officer, or appropriate designee.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the SEC’s position that the term “Material, Nonpublic Information” relates not only to issuers but also to the Firm’s securities recommendations and client securities holdings and transactions.

The Firm may from time to time purchase and sell the equity and debt of collateralized loan obligations where the Firm also serves as collateral manager or servicer. In these situations, there is a heightened risk that the Firm and its associates may be in possession of MNPI given the Firm’s knowledge of the underlying holdings of the CLO. The following will be considered MNPI, and the Firm will restrict trading in securities until the information is made public or is no longer relevant:

(i)	Any rating change to the CLO by a Nationally Recognized Statistical Rating Organization “NRSRO”.

(ii)	Any outlook or watch status change from an “NRSRO”.

(iii)	Any known default of an underlying loan that is greater than 1% of the loan portfolio or that when combined with other defaulted loans is greater than 1% of the loan portfolio.

To ensure the Firm does not misuse MNPI in connection with its trading of both proprietary and third-party CLOs to the extent the firm is in possession of MNPI with respect to the underlying loan in a CLO portfolio, the Firm has put in place restrictions on trading CLO tranches as outlined in attached Exhibit C.

The Compliance Team will perform testing of transactions in Palmer Square CLO equity and debt on a quarterly basis.

2.	What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through the Internet, a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

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3.	Identifying Inside Information

Before executing any trade for yourself or others, including registered funds, private funds, or other client accounts managed by the Firm (“Client Accounts”), you must determine whether you have access to MNPI. If you think that you might have access to MNPI you should take the following steps:

(i)	Report the information and proposed trade immediately to the Chief Compliance Officer, or appropriate designee.

(ii)	Do not purchase or sell the securities on behalf of yourself or others, including Client Accounts.

(iii)	Do not communicate the information inside or outside the Firm, other than to the Chief Compliance Officer, or appropriate designee.

(iv)	After the Chief Compliance Officer, or appropriate designee, has reviewed the issue, the Firm will determine whether the information is material and nonpublic and, if so, what action the Firm will take.

You should consult with the Chief Compliance Officer, or appropriate designee, before taking any action. This high degree of caution will protect you, our clients, and the Firm.

4.	Contacts with Public Companies

Contacts with companies may represent an important part of our research efforts. The Firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a Supervised Person of the Firm or other person subject to this Code becomes aware of MNPI. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, the Firm must make a judgment as to its further conduct. To protect yourself, clients, and the Firm, you should contact the Chief Compliance Officer, or appropriate designee, immediately if you believe that you may have received MNPI.

5.	Creditor Committees

In certain situations, it may become necessary for the Firm to join a creditor committee in order to negotiate a debt restructuring with a borrower. Prior to joining a committee, the Chief Compliance Officer or appropriate designee must be informed in order to maintain a list of situations where non-syndicate level information could potentially be shared with the Firm. If members in the creditor group (including the Firm) are asked to sign a non-disclosure agreement (“NDA”), the Chief Compliance Officer or appropriate designee must be informed prior to entering into the agreement. Oftentimes, a creditor group will have an advisor (legal and/or financial) who acts as an intermediary between the Firm and a borrower during restructuring negotiations. In these situations, it is common for the advisor (legal and/or financial) to receive Material Non-Public Information (“MNPI”). Due to the heightened risk, the Firm will perform due diligence on the advisor’s policies and procedures related to MNPI at the start of the partnership between the Firm and the advisor and then annually thereafter. To protect yourself, your clients and the Firm, you should contact the Chief Compliance Officer, or appropriate designee, immediately if you believe that you may have received MNPI.

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6.	Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of MNPI regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Supervised Persons of the Firm and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

7.	Limit Disclosure.

Access Persons who have MNPI should exercise the utmost caution in preserving the confidentiality of that information. If anyone becomes aware of a leak of material information, whether inadvertent or otherwise, such person should report such leak immediately to the Chief Compliance Officer or designee. Any insider who “leaks” inside information to a “tippee” may be equally liable with the tippee to third parties for any profit of the tippee

OTHER PROHIBITED PURCHASES, SALES AND PRACTICES

Restricted Securities

No Access Person or their spouse may purchase or sell, directly or indirectly, in an Affiliate Account(s) any Security on the Restricted List. Access Persons have access to the most recent Restricted List through MyComplianceOffice and on the Firm’s shared drive.

Each of the Firm’s Access Persons is prohibited from purchasing any Restricted Securities which is publicly traded company (or any member of its senior management) is a client of the Firm, unless expressly cleared and approved in writing in advance by the Chief Compliance Officer, or appropriate designee. Note: Certain Firm affiliates may also include additional securities on their Restricted Securities List in MyComplianceOffice.

Transactions Around Client Trading

No Access Person or their Affiliate Account(s) may purchase or sell, directly or indirectly, any Security in which the Access Person has, or by reason of the transaction acquires, any direct or indirect Beneficial Interest if the Access Person knows that the Security, at the time of the purchase or sale (i) is being considered for purchase or sale on behalf of any Client Account; or (ii) is being actively purchased or sold on behalf any Client Account.

If an Access Person is aware that the Firm is purchasing/selling or considering for purchase/sale any Security on behalf of a Client Account, the Access Person or their spouse may not effect a transaction in that Security until the transaction is completed for all Client Accounts, or until a decision has been made not to purchase/sell the Security on behalf of the Client Account.

These restrictions do not include transactions executed by an Access Person or their spouse if the Access Person had no knowledge that the Firm was purchasing/selling or considering for purchase/sale any Security on behalf of a Client Account. For example, an Access Person or their spouse is not restricted from executing a transaction in a security if an affiliated firm is considering the security for a Client Account, but only if that Access Person did not have knowledge about the affiliated firm’s considerations.

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Transaction with Improper Use of Information

No Access Person or their spouse may use his or her knowledge about the securities transactions or holdings of a Client Account in trading for any account that the Access Person or their spouse has, or by reason of the transaction acquires, any Beneficial Interest. Any investment ideas developed by an Access Person must be made available to Client Accounts before the Access Person may engage in personal transactions or transactions for an Affiliate Account based on these ideas.

Palmer Square Capital BDC Inc. Securities

Palmer Square Capital BDC Inc. (the “BDC”) announcement of its quarterly financial results has the potential to have a material effect on the market for the BDC’s securities. Therefore, you can anticipate that, to avoid even the appearance of trading while in possession of MNPI, Access Persons and their spouses are prohibited from purchasing or selling BDC securities during the period beginning one week prior to the end of each fiscal quarter and ending after the second full business day following the public release of the relevant BDC’s earnings results for that quarter (“Black Out Period”).

From time to time, an event may occur that is material to the BDC or the market for its securities and is known by only a few Access Persons. So long as the event remains material and non-public, no Access Persons may trade in the BDC’s securities (“Event Specific Blackout”). This restriction applies regardless of whether such persons have actual knowledge of the material event in question. The existence of an Event Specific Blackout will not be announced, other than to those who are aware of the event giving rise to the Event Specific Blackout. In these cases, the BDC’s securities will be considered a Restricted Security in MyComplianceOffice and approval will not be granted. The BDC Chief Compliance Officer or designee will inform the requestor of the existence of a Event Specific Blackout, without disclosing the reason for the Event Specific Blackout. Any person made aware of the existence of an Event Specific Blackout should not disclose this information to any other person. The failure of the BDC Chief Compliance Officer or designee to designate a person as being subject to an Event Specific Blackout will not relieve that person of the obligation not to trade while in possession of MNPI regarding the BDC or the market for its securities.

Rule 10b5-1 under the Securities Exchange Act of 1934 provides a defense from insider trading liability under Rule 10b-5. For more information about the requirements and procedures under Rule 10b-5, see Exhibit B.

Additional Prohibited Transactions for Palmer Square Capital BDC Inc.

The BDC and the Firm consider it improper and inappropriate for any person covered by this Code to engage in short-term or speculative transactions involving the BDC’s securities or certain derivatives thereof. Accordingly, the following additional policies also apply with respect to the trading activities of persons covered by this Code:

Short-Term Trading. Short-term trading of the BDC’s securities or may be distracting to the person and may unduly focus such person on the Company’s short-term performance instead of the Company’s long-term business objectives. For these reasons, any Access Person who purchases the BDC’s securities may not sell any securities of the same class for the BDC during the six months following such purchase. In addition, Section 16(b) of the Securities Exchange Act of 1934 imposes short-swing profit restrictions on the purchase or sale of the BDC’s equity securities by the BDC’s officers and directors and certain other persons. Restrictions pursuant to Section 16(b) apply to transactions on a matched basis, regardless of the results of trading of actual security positions.

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Short Sales. Short sales of the BDC’s securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the BDC or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the BDC’s performance. For these reasons, short sales of the BDC’s securities are prohibited. In addition, Section 16(c) of the Securities Exchange Act of 1934 prohibits the BDC’s officers and directors, and certain other persons, from engaging in short sales of the BDC’s securities.

Publicly Traded Options. A transaction in options, puts, calls or other derivative securities concerning the BDC’s securities is, in effect, a bet on the short-term movement of the BDC’s securities and therefore may create the appearance that a person is trading based on MNPI concerning the BDC or the market for its securities. Transactions of this sort also may unduly focus such person on the BDC’s short-term performance instead of the BDC’s long-term business objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, relating to the BDC’s securities are prohibited by this Code. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)

Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forward contracts, equity swaps, collars and exchange funds. Such transactions may permit an Access Person to continue to own the BDC’s securities, but without the full risks and rewards of ownership. When that occurs, the Access Person may no longer have the same objectives as the BDC’s other shareholders. Therefore, Access Persons are prohibited from engaging in any such transactions.

Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of MNPI or otherwise is not permitted to trade in the BDC’s securities, Access Persons are prohibited from holding the BDC’s securities in a margin account as collateral for a margin loan or otherwise pledging the BDC’s securities as collateral for a loan. An exception to this prohibition may be granted where an Access Person wishes to pledge the BDC’s securities in a margin account or as collateral for a loan and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any Access Person who wishes to pledge the BDC’s securities in a margin account or as collateral for a loan must submit a request for approval to the BDC’s Chief Compliance Officer at least two weeks prior to the proposed execution of documents evidencing the proposed pledge. (Pledges of the BDC’s securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions.”)

Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described above) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when an Access Person is in possession of MNPI. The BDC and the Firm therefore discourage placing standing or limit orders on the BDC’s securities.

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Avoidance of Speculative Transactions

Certain types of transactions as well as the timing of trading may raise an inference of the improper use of inside information. In order to avoid even the appearance of impropriety, the Firm discourages transactions by Access Persons that are of a short-term, speculative nature rather than for investment purposes. The Firm reserves the right to prohibit present or future transactions of an Access Person if the Chief Compliance Officer, or their designee, determines that the Access Person is engaging in transactions that may raise an inference of the improper use of MNPI or other prohibited market behavior.

Hardship Exception

An Access Person or spouse who has an unexpected and urgent need to sell securities in order to generate cash may, in appropriate circumstances, be permitted to sell such securities even if otherwise prohibited under this Code of Ethics. Hardship exceptions may be granted only by the Firm’s Chief Compliance Officer and must be requested at least two business days in advance of the proposed trade. A hardship exception will not be granted if the Access Person or their spouse is in possession of MNPI or during an event-specific blackout period for the BDC.

REPORTING

All Access Persons must, through MyComplianceOffice, submit to the Chief Compliance Officer, or appropriate designee, the reports described below as to all Securities held in an Affiliated Account in which the Access Person has a Beneficial Interest, subject to the exceptions described below (“Reportable Account”). This may include employee trusts and accounts managed by third-party investment adviser (if the account is managed other than on a fully discretionary basis, unless the Access Person or otherwise qualified for the reporting exception in Rule 204A-1 pertaining to accounts over which they have no direct influence or control.) Qualification for this reporting exception will be determined based upon a certification by the Access Person on a quarterly basis.

For the avoidance of doubt, if an Affiliated Account holds Securities, such as stocks through a brokerage window, it should be reported. Retirement or savings Affiliated Accounts (such as 401(k)s or 529 plans) that do not have individual brokerage window do not need to be reported. However, the retirement or savings Affiliated Account must be reported if it holds a Limited Offering or a registered fund for which the Firm acts as investment adviser.

Individuals registered with a broker dealer, such as Foreside Fund Services LLC, are subject to additional reporting requirements and must also abide by the reporting policy of the broker dealer.

Initial Holdings Reports

Not later than ten days after an Access Person becomes an Access Person, the Access Person must complete an Initial Holdings Report through MyComplianceOffice. This report must contain the following information which must be current as of a date no more than forty-five days prior to the date the person becomes an Access Person:

•	The title and type of Security, and as applicable the exchange ticker or CUSIP number, number of shares and principal amount of each Security held in a Reportable Account in which the Access Person or their spouse has any direct or indirect Beneficial Interest;

•	The name of any broker, dealer or bank in which the Access Person or their spouse maintains a Reportable Account in which any Securities are held for the Access Person’s or their spouse’s direct or indirect Beneficial Interest; and

•	The date the report is being submitted by the Access Person.

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Quarterly Securities Transaction Reports

Not later than thirty days after the end of each calendar quarter, every Access Person must complete a Quarterly Transactions Report through MyComplianceOffice for any transaction (i.e., purchase, sale, gift or any other type of Acquisition or Disposition) during the calendar quarter of a Security held in a Reportable Account in which the Access Person had any direct or indirect Beneficial Interest including:

•	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date, the number of shares and the principal amount of each Security;

•	The nature of the transaction (i.e., purchase, sale, gift or any other type of Acquisition or Disposition):

•	The price of the Security at which the transaction was effected;

•	The name of the broker, dealer or bank with or through which the transaction was effected;

•	For any new Reportable Account(s), the date the account(s) was established and the name of the firm with which the account(s) was established; and

•	The date the report is being submitted by the Access Person.

Annual Holdings Reports

Within 45 days of the end of each calendar year, the Access Person must complete an Annual Holdings Report through MyComplianceOffice with the following information which must be current as of a date no more than forty-five days prior to the date the report is submitted:

•	The title, type of Security, and as applicable the exchange ticker or CUSIP number, number of shares and principal amount of each Security held in a Reportable Account in which the Access Person has any direct or indirect Beneficial Interest;

•	The name of any broker, dealer or bank in which the Access Person maintains a Reportable Account in which Securities are held for the Access Person’s direct or indirect Beneficial Interest; and

•	The date the report is being submitted by the Access Person.

The Annual Holdings Report may also be completed by linking all personal accounts through MyComplianceOffice, which will automatically feed the appropriate information into the system. In the event an account cannot be linked to the MyComplianceOffice system, the Chief Compliance Officer, or appropriate designee, will work with the Access Person to ensure that the requirements for Annual Holdings Report have been met (i.e. outsourced entry of data to MyComplianceOffice).

Reporting Through MyComplianceOffice

The Initial Holding Report, Quarterly Securities Transaction Reports, and Annual Holdings Report may also be completed by linking all Reportable Accounts through MyComplianceOffice, which will automatically feed the appropriate information into the system or through providing a copy of the account financial statement/summary including all required information. In the event an account cannot be linked to the MyComplianceOffice system, the Chief Compliance Officer, or appropriate designee, will work with the Access Person to ensure that the requirements for Quarterly Transaction Reports have been met (i.e. outsourced entry of data to MyComplianceOffice). If an outsourced entry service is not available, the Access Person will be responsible for manually entering the required information into MyComplianceOffice.

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Exceptions from Reporting Requirements

An Access Person need not submit:

•	Any reports with respect to Securities held in accounts over which the Access Person or their spouse had no direct or indirect influence or control, such as an account that is managed by a third-party investment adviser on a fully discretionary basis;

•	A transaction report with respect to transactions effected pursuant to an Automatic Investment Plan;

•	A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the Firm holds in its records so long as the Firm receives the confirmations or statements no later than thirty days after the close of the calendar quarter in which the transaction takes place.

•	A transaction report if the report would duplicate information obtained through a direct feed or outsourced entry of data from any account linked through MyComplianceOffice.

Disclaimer of Beneficial Interest

Any report submitted by an Access Person in accordance with this Code may contain a statement that the report will not be construed as an admission by that person that he or she has any direct or indirect Beneficial Interest in any Security or brokerage account to which the report relates. The existence of any report will not, by itself, be construed as an admission that any event included in the report is a violation of this code.

Annual Certification of Compliance

Each Access Person must submit annually through MyComplianceOffice, by a date specified by the Chief Compliance Officer, or appropriate designee, a Code of Ethics Certification that the Access Person:

•	Has received, has read and understands this Code and recognizes that the Access Person is subject to the Code;

•	Has complied with all the requirements of this Code; and

•	Has disclosed or reported all personal securities transactions, holdings and accounts required by this Code to be disclosed or reported.

OUTSIDE BUSINESS ACTIVITIES

All Supervised Persons are required to report and receive approval from the Chief Compliance Officer, or appropriate designee, prior to becoming an employee, independent contractor, sole proprietor, officer, director or partner of another person/organization, or being compensated, or having the reasonable expectation of any form of compensation, from any other person as a result of any business activity outside the scope of their relationship with Palmer Square Capital Management (“Outside Business Activity”). This request must be submitted through MyComplianceOffice. In addition, any changes to Outside Business Activity must be submitted to the Chief Compliance Officer, or appropriate designee, within thirty days. Changes are also to be reported through MyComplianceOffice. The Chief Compliance Officer, or appropriate designee, is responsible for review and approval of or objection to all outside business activities. Approval of or objection to an outside business activity will be determined on a case-by-case basis, taking into consideration all applicable information. However, no Supervised Person will be permitted to serve on the board of a public company which is also a portfolio holding.

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Examples of outside business activities include (but are not limited to):

•	Serving on the board of a non-profit organization (regardless of whether you are compensated);

•	Serving on the board of directors for a company/organization (with the exception of a public company which is also a portfolio holding);

•	Working seasonally/part-time for another company;

•	Starting your own company;

•	Providing consulting services to another individual or company (regardless of whether you are compensated);

•	Having an ongoing sales concession;

•	A hobby that starts to generate income; or

•	Receiving a referral or “finder’s” fee for referring an individual to a business.

CONFIDENTIALITY

Non-Disclosure of Confidential Information

No Access Person, except in the course of his or her duties, may reveal to any other person any information about securities transactions being considered for, recommended to or executed on behalf of a Client Account. In addition, no Supervised Person may use confidential information for their own benefit or disclose such confidential information to any third party, except as such disclosure or use may be required in connection with their employment or as may be consented to in writing by the Chief Compliance Officer, or appropriate designee. These provisions shall continue in full force and effect after termination of the Supervised Person’s relationship with the Firm, regardless of the reason for such termination.

Confidentiality of Information in Access Persons’ Reports

All information obtained from any Access Person under this Code normally will be kept in strict confidence by the Firm. However, reports of transactions and other information obtained under this Code may be made available to the Commission, any other regulatory or self-regulatory organization or any other civil or criminal authority or court to the extent required by law or regulation or to the extent considered appropriate by management of the Firm. Furthermore, in the event of violations or apparent violations of the Code, information may be made available to appropriate management and supervisory personnel of the Firm, to any legal counsel to the above persons and to the appropriate persons associated with a Client Account affected by the violation.

GIFTS AND ENTERTAINMENT

The purpose of business gifts and entertainment in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage. No gift or entertainment should ever be offered, given, provided or accepted by any Supervised Person in connection with the Firm’s business unless it (1) is consistent with customary business practices, (2) is not excessive in value, (3) cannot be construed as a bribe, payoff or kickback and (4) does not violate any laws or regulations. If you have any questions as to whether or not a gift or entertainment is appropriate, please contact a member of the Compliance Department for guidance.

No Supervised Person shall accept from any person or entity that does or seeks to do business with or on behalf of the Firm, any gift, service or other item of more than $100 in value without pre-approval by the Firm’s Chief Compliance Officer, or appropriate designee. No Supervised Person may give or offer to give any gift valued at more than $100 to any person or entity that does business with or on behalf of the Firm without pre-approval by the Firm’s Chief Compliance Officer, or appropriate designee. Pre-approval requests should be submitted through MyComplianceOffice. Please note that this limit does not include nominal logo/promotional items. No Supervised Person may give or accept cash or cash equivalent gifts, such as lottery tickets or gift cards redeemable for cash. Supervised Persons may provide to or accept from any person or entity that does or seeks to do business with or on behalf of the Firm, a business entertainment event such as a dinner, golf outing, theater or sporting event if the person or entity providing the entertainment is present and as long as the event is not extravagant or excessive so as to give the appearance of impropriety. However, business entertainment above $1,000 and/or an offer of travel expenses or hotel accommodations must be pre- approved by the Firm’s Chief Compliance Officer, or appropriate designee.

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Not later than thirty days after the end of each calendar quarter, the Access Person must complete a Quarterly Gifts and Business Entertainment Report through MyComplianceOffice for any gift or business entertainment given or received during the calendar quarter. Meals provided in the Firm’s office, a client’s office or in a similar business setting shall not be deemed entertainment and the Firm does not require Supervised Persons to report these activities in their quarterly reports. In addition, gifts or business entertainment given or received that are of de minus value (under $25) do not need to be reported.

Individuals registered with a broker dealer, such as Foreside Fund Services LLC, are subject to additional restrictions related to the dollar amount of gifts given and/or received and should abide by the gifts and entertainment policy of the broker dealer. Any employee or registered personnel of a broker dealer, and any member of their immediate family, is prohibited from giving to any person, or receiving from any person, any item of value greater than $100 in value, annually, when the item of value given or received is in relation to the business of the recipient’s employer. Furthermore, individuals registered with a broker-dealer are subject to additional business entertainment reporting and should abide by the reporting requirements of the broker-dealer.

DISCLOSURE OF BUSINESS-RELATED PROCEEDINGS

If an Access Person becomes the subject of a major, business related legal or regulatory proceedings (ie. personal bankruptcy, tax lien, etc.), the Access Person will promptly notify the compliance department.

DISCLOSURE OF CHARITABLE CONTRIBUTIONS

Charitable Donations by Access Persons to charities with the intention of influencing such charities to become clients are strictly prohibited. The Access Person should notify the CCO of any actual or apparent conflict of interest in connection with any charitable contributions or about any contribution that could give an appearance of impropriety.

SANCTIONS

Upon determining that a Supervised Person has violated this Code of Ethics, the Firm’s Chief Compliance Officer, or appropriate designee, may impose such sanctions as he or she deems appropriate. These include, but are not limited to, a letter of censure, disgorgement of profits obtained in connection with a violation, the imposition of fines, restrictions on future personal trading, termination of the Access Person’s position or relationship with the Firm or referral to civil or criminal authorities.

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DUTIES OF THE CHIEF COMPLIANCE OFFICER AND APPROPRIATE DESIGNEES

Identifying and Notifying Supervised Persons

The Chief Compliance Officer, or appropriate designee, will identify each Supervised Person and notify each Supervised Person that the person is subject to this Code, including the reporting requirements.

Providing Information to Supervised Persons

The Chief Compliance Officer, or appropriate designee, will provide advice, with the assistance of counsel, about the interpretation of this Code.

Reviewing Reports and Determining Effectiveness of Code of Ethics

The Chief Compliance Officer, or appropriate designee, will review the reports submitted by each Access Person to determine whether there may have been any transactions prohibited by this Code.

As mentioned above, the Firm will utilize MyComplianceOffice software to help it effectively implement the policies contained in the Code. The Chief Compliance Officer, or appropriate designees will conduct the following reviews through MyComplianceOffice or manually:

•	Firm transaction feeds are compared to Access Person trades. MyComplianceOffice automatically flags certain trades for review:

o	Transactions that may be frontrunning or tailgating (transactions within two days of a client trade).
o	Holding periods: Securities purchased and sold within the same account within ten days (or 30 days for Palmer Square ETFs).
o	Transactions that require pre-clearance to ensure the Access Person properly obtained approval for the transaction.
o	Transactions in excess of $100,000.

•	The Chief Compliance Officer, or appropriate designee, will conduct a review of transactions to look for any potential insider trading or personal trading by Access Persons that is not in the best interest of clients. The following will be reviewed:
o	A sampling of transactions flagged by MyComplianceOffice for tailgating or holding period issues. These are not per se violations, but may be a sign of a violation.
o	Transactions in securities where the Firm has identified that it is in possession of MNPI.
o	A review of all transactions flagged for frontrunning.

Periodic sampling spot checks to look for potential issues that may not be picked up by MyComplianceOffice. This may include a review of personal securities transactions by Access Persons compared to the Client transactions by affiliated firms. In the event a flag automatically generated by MyCompliance Office cannot be easily dismissed and may be a violation of the Code, the flag shall be escalated to the Chief Compliance Officer for a final determination of whether a violation of the Code did occur and the appropriate action to be taken as a result. In the event a review of trades is performed by a designee of the Chief Compliance Officer and a potential violation of the Code is discovered, the potential violation shall be escalated to the Chief Compliance Officer for a final determination of whether a violation of the Code did occur and the appropriate action to be taken as a result.

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Should there be a service outage of MyComplianceOffice for any reason, the Chief Compliance Officer will ensure that the transactions during the outage are uploaded and backtested once the system is available. If the outage lasts longer than one business week, the Chief Compliance Officer will determine a temporary or permanent solution outside of MyComplianceOffice.

In addition, the Chief Compliance Officer will review the effectiveness of the Code of Ethics as part of the Firm’s annual compliance review.

Written Reports (for Affiliates Serving as Investment Adviser to SEC-Registered Fund(s))

No less frequently than annually, each Affiliate that serves as an investment adviser to an SEC-registered fund must furnish to the fund’s board of directors, a written report that:

•	Describes any issues arising under this Code of Ethics or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and

•	Certifies that the investment adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the code.

Maintaining Records

In its books and records, the Firm shall maintain all documents related to the Code including:

•	A copy of the Code of Ethics adopted and implemented and any other Code of Ethics that has been in effect at any time within the past five years;

•	A copy of each written report required for Affiliates serving as investment adviser to SEC-registered fund(s) for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place;

•	A copy of reports generated by MyComplianceOffice and evidence of any reviews conducted by the Chief Compliance Officer or other Firm personnel.

•	A record of any violation of the Code, and of any action taken because of the violation;

•	A record of all written acknowledgments for each person who is currently, or within the past five years was, a Supervised Person of the Firm;

•	A record of each Supervised Person report described in the Code;

•	A record of the names of persons who are currently, or within the past five years were, Access Persons; and

•	A record of any decision and the reasons supporting the decision, to approve the acquisition of Beneficial Interest in any Security in an Initial Public Offering or Limited Offering, for at least five years after the end of the fiscal year in which the approval was granted.

Compliance and Review of the Chief Compliance Officer

The Chief Compliance Officer must comply with the Code of Ethics, including obtaining pre-clearance for certain activities and submitting any required forms and/or reports. The President, Chief Operating Officer, or appropriate designee, shall be responsible for all of the duties otherwise performed by the Chief Compliance Officer with regard to ensuring the compliance of the Chief Compliance Officer.

Reporting Violations and Sanctions

All Supervised Persons shall promptly report to the Chief Compliance Officer, directly or through an appropriate designee, all apparent violations of the Code of Ethics. Any retaliation for the reporting of a violation under this Code of Ethics will constitute a violation of the Code of Ethics. The Chief Compliance Officer, or appropriate designee, shall consider reports made to it hereunder and shall determine whether or not the Code of Ethics has been violated and what sanctions, if any, should be imposed.

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EXHIBIT A – PRE CLEARANCE GUIDE

FUNDS REQUIRING PRE-CLEARANCE AND APPROVAL	SYMBOL
Palmer Square Opportunistic Income Fund	PSOIX
Palmer Square Ultra-Short Investment Grade Fund	PSDSX
Palmer Square Income Plus Fund	PSYPX
Palmer Square Capital BDC Inc.	PSBD
Palmer Square Credit Opportunities ETF	PSQO
Palmer Square CLO Senior Debt ETF	PSQA
Palmer Square EUR CLO Senior Debt Index ETF	XETR/PCL0
First Trust Alternative Opportunities Fund	VFLEX
First Trust Private Credit Fund	FTPCX
First Trust Multistrategy Fund	FTMIX
All Palmer Square Private Funds	N/A

SECURITIES REQUIRING PRE-CLEARANCE AND APPROVAL
All Limited Offerings
All Initial Public Offerings
Common Stock
Preferred Stock
ADRs/GDRs
REITs
Derivatives: Including Options and Futures
Corporate Bonds
Convertible Bonds
Non-Government Sponsored Asset Backed Securities: Including all CLOs

SECURITIES THAT DO NOT REQUIRE PRE-CLEARANCE OR APPROVAL
Mutual Funds Not Advised by Palmer Square
ETFs Not Advised by Palmer Square
Direct Obligations of the United States: Including Treasuries
Government Sponsored Asset Backed Securities
CDs, Commercial Paper, Repurchase Agreements
Municipal Bonds
Variable Insurance Products
Money Market Funds

Note: If you are uncertain whether an investment requires pre-clearance and approval contact a compliance officer for more information.

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EXHIBIT B - 10B5-1 PLAN

In order to be eligible to rely on this defense, the applicable person must enter into a Rule 10b5-1 plan for transactions in the BDC’s securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, transactions in the BDC’s securities may occur even when the person who has entered into the plan is aware of material non-public information about the BDC and/or its securities. To comply with the Code, a Rule 10b5-1 Plan must be approved by the BDC’s Chief Compliance Officer and meet the requirements of Rule 10b5-1.

In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of MNPI. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade; any amendment to or replacement of trading plan must occur only during periods when trading is permitted in accordance with this Code (e.g., when the BDC is not in a Black Out Period.) The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. The plan must include a cooling-off period before trading can commence that, for directors or officers, ends on the later of 90 days after the adoption of the Rule 10b5-1 plan or two business days following the disclosure of the Company’s financial results in periodic report file with the Securities and Exchange Commission for the fiscal quarter in which the plan was adopted (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the plan), and for persons other than directors or officers, 30 days following the adoption or modification of a Rule 10b5-1 plan. A person may not enter into overlapping Rule 10b5-1 plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 plan during any 12-month period (subject to certain exceptions). Directors and officers must include a representation in their Rule 10b5-1 plan certifying that: (i) they are not aware of any MNPI; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. All persons entering into a Rule 10b5-1 plan must act in good faith with respect to that plan. Any Rule 10b5-1 Plan must be submitted for approval five days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

It may be necessary from time to time, for legitimate business reasons, to disclose material information to persons outside of the BDC. Such persons might include commercial bankers, investment bankers or other companies with whom the BDC may be pursuing a joint project. In such situations, MNPI should not be conveyed until an express understanding, typically in the form of the BDC’s standard nondisclosure agreement (“NDA”) has been reached that such information may not be used for trading purposes and may not be further disclosed other than for legitimate business reasons. Please contact the BDC Chief Compliance Officer before disclosing any material non-public information regarding the BDC to a third party or entering into an NDA.

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EXHIBIT C – RESTRICTIONS ON TRADING CLO TRANCHES

These policies are designed to ensure that Palmer Square does not misuse material non-public information (“MNPI”) in connection with its trading of both proprietary and third-party CLOs to the extent the firm is in possession of MNPI with respect to an underlying loan in a CLO portfolio. All trades in a CLO must be pre-approved by Compliance.

1.	Is Palmer Square the Manager of the target CLO Tranche?
a.	If no, then move to question 2.
b.	If yes, then move to question 2 AND trading of Palmer Square Managed CLO tranches requires pre-trade approval from Compliance.

2.	Are any underlying loans in the target CLO tranche on the Palmer Square Restricted List or does Palmer Square otherwise possess Material Non-Public Information (“MNPI”) of an underlying loan in the tranche?[1]
a.	If yes, then move to question 3.
b.	If no, then the trade may proceed (trades of Palmer Square managed tranches still require pre-trade approval from Compliance).

3.	Is Palmer Square in possession of Material Non-Public Information (“MNPI”) of an underlying loan?
a.	Non-Public Information. Is Palmer Square a member of an Ad Hoc Group or other steering committee that requires an NDA or other confidentiality agreement directly with the borrower or borrower’s representatives that provides Palmer Square with access to the borrower’s MNPI for purposes of working out the loan? Alternatively, is Palmer Square in possession of MNPI from another source which the firm should know is not public and is subject to confidentiality.
i.	If No, then Palmer Square presumes that it does not possess MNPI with respect to the underlying loan(s) and the trade may proceed (trades of Palmer Square managed tranches still require pre-trade approval from Compliance).
ii.	If Yes, the trade may proceed if the following condition is satisfied:
1.	the restricted loan(s) represent in the aggregate less than the following percentages of each CLO Tranche:

Equity: 5%

B: 6%

BB: 8%

BBB: 12.5%

A/AA/AAA: 18%

2.	If the restricted loan(s) exceed the de minimis threshold, Compliance approval is necessary to proceed with the trade.

1 For third party managed CLOs. Palmer Square utilizes the most recent CLO Trustee report to confirm underlying loans held by the target CLO2. 3Recent trustee reports may not reflect the most up-to-date positions held by the Target CLO.

Code of Ethics – December 1, 2025